                                                                    EXHIBIT 23.2


                             Consent of BDO Seidman, LLP



We consent to the reference to our firm under the captions "Risk Factors --Company Development; History of Operating Losses" and "Experts" in the Registration Statement on Form S-3 of Children's Broadcasting Corporation for the registration of 318,607 shares of common stock and to the incorporation by reference therein of our report dated February 28, 1997, except for Note 8 which is dated March 27, 1997, with respect to the consolidated financial statements of Children's Broadcasting Corporation included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

                                  /s/ BDO Seidman, LLP
                                  BDO Seidman, LLP


Milwaukee, Wisconsin
May 30, 1997